MENTOR REPORTS RECORD YEAR

Earnings Per Share Rise 35% on Sales Up 19%

SANTA BARBARA, California, May 13, 2003 - Mentor Corporation (NASDAQ: MNTR) today announced operating results for its fourth quarter and fiscal year ended March 31, 2003.

Net income for the fiscal year ended March 31 was a record $55.8 million, or $1.15 per share, compared to $41.8 million and $0.85 a share in the prior year, an increase of 35 percent in diluted earnings per share.

Sales for the year reached a record $382 million, an increase of 19 percent over sales of $321 million in the prior year.

For the fourth quarter, net income reached a record $13.6 million and $0.28 per share, compared to $13.2 million and $0.27 a share last year, an increase of 4 percent in earnings per share.  Operating income for the quarter was $20.5 million, an increase of 24 percent over the prior year.  Net income growth was impacted by a $1.9 million investment impairment charge and a higher effective tax rate due to a tax rebate in the prior year.

Sales for the fourth quarter were a record $101 million, an increase of 17 percent over sales of $86.6 million in the fourth quarter last year.

All three of Mentor's major market segments showed strong gains throughout the year.  Aesthetic surgery sales reached a record $191 million for the year, an increase of 17 percent over the prior year.  For the fourth quarter aesthetic surgery sales were $51 million, an increase of 12 percent.

Surgical urology sales reached a record $107 million for the year, an increase of 13 percent.  For the fourth quarter surgical urology sales were $27 million, an increase of 11 percent.

Clinical and consumer health care products had a very strong year with sales reaching a record $84 million, an increase of 32 percent.  Sales for the fourth quarter were $23 million, an increase of 39 percent.  Sales growth was assisted by the acquisition of the Portex urology business in May 2002.

"This is a strong finish for another excellent year," said Christopher J. Conway, president and CEO of Mentor.  "I am very pleased with these results and proud of the outstanding performance of Mentor employees around the world.  They have worked very hard to achieve significant revenue and earnings growth through a period of economic uncertainty."

As of March 31, 2003, the Company had $398 million in assets with over $100 million in cash and no long-term bank debt.  During the year the Company spent $22.3 million buying back 1.4 million shares of its common stock off the market.  Conway went on to state, "Mentor's financial position continues to grow stronger.  Going forward, we are confident that our markets are fundamentally strong and growing.  With our strong balance sheet we are in a good position to leverage our growth with further strategic acquisitions, and we expect to make some in the year ahead. We expect once again to attain double-digit growth in revenues and earnings.  These estimates are, of course, subject to risks and uncertainties as described below."

Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6713 (pass code 5633830) 6 p.m. ET today until midnight ET Monday, May 19.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com under the Investor Relations site.

Mentor Corporation develops and manufactures specialized medical products, which it markets throughout the world.  This release contains, in addition to historical information, forward-looking statements.  Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
	Three months ended March 31,			Year ended March 31,
	2003	2002		2003	2002

NET SALES	$ 101,082	$ 86,596		$ 382,384	$ 321,062

COSTS AND EXPENSES

Cost of sales	38,796	34,001		152,877	130,455
Selling, general and administrative expense,	35,316	30,236		129,552	111,285
Research and development	6,440	5,785		22,978	21,806
	-	-		-	-
	80,552	70,022		305,407	263,546

OPERATING INCOME	20,530	16,574		76,977	57,516

Interest (expense)	(240)	(200)		(1,022)	(859)
Interest income	625	351		2,456	2,217
Other income (expense)	(1,103)	572		628	342

INCOME BEFORE INCOME TAXES	19,812	17,297		79,039	59,216

Income taxes	6,229	4,073		23,219	17,396
NET INCOME	$ 13,583	$ 13,224		$ 55,820	$ 41,820

Earnings per share
Basic Earnings per Share	$ 0.29	$ 0.28		$ 1.20	$ 0.88
Diluted Earnings per Share	$ 0.28	$ 0.27		$ 1.15	$ 0.85
Dividends	$ 0.02	$ 0.015		$ 0.07	$ 0.06

Shares outstanding - basic	46,329	46,836		46,468	47,278
Shares outstanding - diluted	48,132	48,786		48,428	48,926

Sales by Principal Product Line
(in thousands)	For the 3 months ended March 31,
	2003	2002	% Growth

Aesthetics and General Surgery Products	$ 50,872	$ 45,596	11.6%
Surgical Urology Products	27,385	24,590	11.4%
Clinical & Consumer Healthcare Products	22,825	16,410	39.1%
Total Sales	$ 101,082	$ 86,596	16.7%

	For the year ended March 31,
	2003	2002	% Growth

Aesthetics and General Surgery Products	$ 191,405	$163,091	17.4%
Surgical Urology Products	106,675	94,341	13.1%
Clinical & Consumer Healthcare Products	84,304	63,630	32.5%
Total Sales	$ 382,384	$321,062	19.1%

Mentor Corporation
Condensed Consolidated Statement Balance Sheets
(in thousands)

ASSETS	March 31,2003	March 31, 2002
Current assets:
Cash and marketable securities	$ 106,024	$ 74,504
Accounts receivable, net	79,784	73,010
Inventories	61,269	47,404
Deferred income taxes	15,253	11,950
Prepaid expenses and other	10,858	12,488
Total current assets	273,188	219,356

Property, plant and equipment, net	68,671	54,656

Intangibles, net of amortization	35,570	37,588
Goodwill, net of amortization	16,520	9,155
Long-term marketable securities	3,862	11,752
Other assets	277	353

Total assets	$ 398,088	$ 332,860

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 105,192	$ 92,800
Long-term deferred income taxes	2,216	3,009
Long-term liabilities	13,970	12,873
Shareholders' equity	276,710	224,178
	$ 398,088	$ 332,860

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